WELL ENHANCEMENT SERVICE GROUP	Energy Capital Group, LLC Well Enhancement Services, LLC W.E.S. Operating Co., LLC

Exhibit 10.2

September 22, 2008

Mr. Paul N. Nicholson, President

ENERGIUS MANAGEMENT LLC

2 Park Plaza, Suite 1075

Irvine, California 92614

RE: ENERGIUS FUNDS

Dear Mr. Nicholson:

We understand that you are contemplating capitalizing a series of up to five (5) limited partnerships (up to USD $10,000,000 per partnership, aggregating USD $50,000,000) for the purpose of investing in ventures engaged in improving the production of existing oil and gas wells in the United States.

As per our telephone conversation yesterday, this letter serves to confirm that we are willing to accept investment by your to-be-formed partnerships in tranches of up to USD $6,400,000 per partnership (aggregating USD $32,000,000).

Our understanding is that for each partnership we will create a vehicle whereby we share all net profits realized according to the following terms:

•

Before Payout (BPO): 80% to your partnerships; and 20% to us.

•

After Payout (APO): 50% to your partnerships; and 50% to us.

In addition, one-third (1/3) of any profits realized by us will be allocated to you and/or your assigns.

It is anticipated that further agreements will be necessary and required to memorialize our mutual understanding as to the foregoing.

If these terms are acceptable, please indicate by countersigning this letter and returning a copy to us.

We look forward to working with you.

Very Truly Yours,

ENERGY CAPITAL GROUP LLC

M. R. “Bricks” Corbin, President

AGREED:

ENERGIUS MANAGEMENT LLC

By: /s/ Paul N. Nicholson

Date: ________________________

Paul N. Nicholson, President